EXHIBIT 21.1

Subsidiaries of Sensus Metering Systems (Bermuda 2) Ltd.

Sensus Metering Systems Inc.	Delaware
Sensus Metering Systems IP Holdings, Inc.	Delaware
M&FC Holding, LLC	Delaware
Sensus Metering Headquarters Corporation	Delaware
Smith-Blair, Inc.	Delaware
Sensus Metering Systems—North America Inc.	Delaware
Sensus Precision Die Casting, Inc.	Delaware
Measurement Solutions International LLC	Delaware
Measurement Solutions International Northeast LLC	Delaware
IMSoftech Inc.	Delaware
Sensus Metering do Brasil Ltda	Brazil
Sensus Metering Systems (Chile) SA	Chile
Sensus Metering Systems de Mexico S de RL de CV	Mexico
Energy Metering de Mexico S de RL de CV	Mexico
Sensus Metering Systems (Bermuda 3) Ltd.	Bermuda
Sensus Metering Systems (LuxCo 1) S.AR.L.	Luxemburg
Sensus Metering Systems (LuxCo 2) S.AR.L.	Luxemburg
Sensus Metering Systems (LuxCo 3) S.AR.L.	Luxemburg
Sensus Metering Systems (UK Holdings) Ltd.	United Kingdom
Sensus Metering Systems Ltd.	United Kingdom
Sensus Energy Metering Ltd.	United Kingdom
UGI Global (Sales & Distribution) Ltd.	United Kingdom
UGI Global Ltd.	United Kingdom
UGI Licensees Ltd.	United Kingdom
Beijing United Gas Meters Co. Ltd.	China
Sensus Metering Systems India Ltd.	India
Sensus Metering Systems (Germany Holdings) GmbH	Germany
IMS Holdings GmbH	Germany

Sensus Metering Service GmbH	Germany
Sensus Metering Systems (Hanover) GmbH	Germany
Pollux Meter GmbH & Co KG	Germany
Sensus Metering Systems (Ludwigshafen) GmbH	Germany

Medidores Meinecke SA	Argentina
Invensys Thai Metering Systems Ltd.	Thailand
Sensus Metering Systems South Africa (Pty) Limited	South Africa
Sensus Metering Systems a.s.	Slovak Republic
Frex a.s.	Slovak Republic
Sensus Metering Systems SA	Spain
Sensus Metering Systems (France Holdings) SAS	France
Sensus Metering Systems (Czech Republic) Spol Sro	Czech Republic
Sensus Metering Systems (Belgium) sa	Belgium
Premex Bel IP	Belarus
Invest-Premex, o.o.o.	Ukraine
Financiere Pollux SAS	France
Sensus Metering Systems SAS	France
Sensus Metering Systems (Morocco) sa	Morocco